Exhibit 21
LIST OF SUBSIDIARIES
1945 The Exchange, LLC
Abrams Construction, Inc.
Abrams Power, Inc.
Abrams Properties, Inc.
Abrams-Columbus Limited Partnership
ABRI Facility Services, Inc.
AFC Real Estate, Inc.
AI North Fort Myers, LLC
Benncoff, LLC
Chipjax, LLC
Merchants Crossing of Jackson, Inc.
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing, Inc.
Prestley Mill, LLC
Servidyne Systems, LLC
The Wheatstone Energy Group, LLC